Exhibit 10.17

August 1, 2005

Gerald J. Popek

1716 Roscomare Road

Los Angeles, CA  90077

Dear Jerry,

This letter sets forth the terms and conditions of your employment with United Online, Inc. (the “Company”), effective as of August 1, 2005 (the “Effective Date”).

1.             Position.  You will serve in a full-time capacity as Executive Vice President and Chief Technology Officer of the Company.  You will report to the Chief Executive Officer of the Company.

2.             Salary and Benefits.  You will be paid an annual base salary equal to your current annual base salary, payable in bi-weekly installments in accordance with the Company’s standard payroll practices, subject to any increases as determined by the Board of Directors of the Company (the “Board of Directors”) from time to time.  You will be eligible to participate in the Company’s employee benefits plans, including its 401(k) plan.  In addition, you will be entitled to participate in the Company’s Exec-U-Care Medical Reimbursement Insurance Plan so long as such plan is made generally available to the Company’s senior executives.  You will be entitled to a minimum of 4 weeks of paid vacation each year or such greater amount as determined in accordance with the Company’s standard vacation policy.

3.             Bonus.  For fiscal years 2005 and 2006, you will be eligible to participate in a bonus program with eligibility for up to 100% of your annual base salary.  The criteria for a bonus for fiscal year 2005 is set forth in the United Online, Inc. 2005 Management Bonus Plan and the amount of such bonus will be determined by the Compensation Committee of the Board of Directors.  The criteria for a bonus for fiscal year 2006 and the amount of such bonus will be determined by the Board of Directors or a committee thereof.

4.             Acceleration of Stock Options and Restricted Stock Units.  Upon the termination of your employment by the Company “without cause” or by you for “good reason” (each term as defined below) within the two (2)-year period following the Effective Date, the vesting of your outstanding stock options and restricted stock units will be accelerated by the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service (calculated, with respect to restricted stock units, as if such units vest on a monthly basis).  If such termination occurs within twelve (12) months after a “Change in Control” or “Corporate Transaction” (as defined in the applicable stock plan, option agreement or restricted stock unit agreement), the vesting will be accelerated by the greater of (i) the additional number of shares as calculated pursuant to the preceding sentence and (ii) the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional period of service equal in duration to the actual period of service completed by you between the grant date for each applicable award and the date of the termination (calculated, with respect to restricted stock units, as if such units vest on a monthly basis).  Such vesting acceleration will be contingent upon your signing the Release referred to in Section 7(b) below.  Upon the termination of your employment as a result of death or Disability (as defined below) within the two (2)-year period following the Effective Date, the vesting of your outstanding stock options and restricted stock units will be accelerated by the additional number of shares in which you would have been vested at the time of such termination if you had completed an additional twelve (12) months of service (calculated, with respect to restricted stock units, as if such units vest on a monthly basis).  In the event of an inconsistency between the terms set forth in this paragraph and the terms set forth in the applicable stock plan, stock option agreement and/or restricted stock unit agreement, the terms set forth in this letter will control; provided, however, that the foregoing will not be construed to diminish the rights that you currently have under the applicable stock plan, stock option agreement and/or restricted stock unit agreement.  The provisions of this paragraph will only apply to equity awards outstanding as of the date of this letter, although future equity awards may also be covered by this paragraph if so stated in a resolution of the Board of Directors or a committee thereof.

5.             Policies; Procedures; Proprietary Information and Inventions Agreement.  As an employee of the Company, you will be expected to abide by all of the Company’s policies and procedures, including, without limitation, the terms of the Proprietary Information and Inventions Agreement between you and the Company, the Insider Trading Policy, the Code of Ethics and the Employee Handbook.

6.             At Will Employment.  Notwithstanding anything to the contrary contained herein, your employment with the Company will be “at will” and will not be for any specified term, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause.  Any contrary representations which may have been made to you are superseded by the terms set forth in this paragraph.  This is the full and complete agreement between you and the Company on this subject.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

7.             Termination of Employment

a.             Termination by You.  If you terminate your employment with the Company for any reason, other than as a result of death or Disability or for “good reason” as defined below, all obligations of the Company as set forth in this letter will cease, other than the obligation to pay you for services rendered through the date of termination, to pay you for any accrued but unused vacation days as of the date of termination, and to fulfill its obligations with respect to your exercise of any vested stock options in accordance with the terms of the applicable stock plan and option agreement.  If you terminate your employment with the Company for “good reason,” as defined below, in addition to the foregoing, the Company will pay you the Separation Payment subject to the conditions set forth in Section 7(b) below.  However, and notwithstanding the termination of your employment by you, you will continue to be obligated to comply with the terms of the Proprietary Information and Inventions Agreement and if applicable, the noncompetition provision set forth in Section 9 below.

b.             Termination by the Company.  If your employment is terminated by the Company “without cause” as defined below, and subject to the signing of a release, the form of which is attached hereto as Exhibit A (the “Release”), the Company will pay you a separation payment (the “Separation Payment”) equal to an amount equal to one year of your then current annual base salary plus the Annual Bonus (as defined herein).  For purposes of the immediately preceding sentence, “Annual Bonus” means your then current annual base salary multiplied by the bonus percentage used to calculate the bonus awarded to you for the immediately preceding year.  This Separation Payment will be payable monthly on a pro rata basis over twelve (12) months after such termination.  Payment of this Separation Payment will be contingent on your signing the Release.  Upon termination of your employment “without cause,” other than the obligations set forth in the first sentence of Section 7(a) above and the acceleration of vesting provided in Section 4 above, the Company will have no further obligation to you except pursuant to this paragraph.

If your employment is terminated by the Company “with cause” as defined below, the Company will have no further obligation to you under the terms of this letter, other than the obligations set forth in the first sentence of Section 7(a) above.  However, and notwithstanding the termination of your employment by the Company “with cause” or “without cause,” or by you for “good reason,” you will continue to be obligated to comply with the terms of the Proprietary Information and Inventions Agreement and if applicable, the noncompetition provision set forth in Section 9 below.

You have the right decline to receive a portion of the benefits set forth under Sections 4 and 7 in the event that you determine that the provision of such benefits to you would result in a “parachute payment” as such term is defined in Section 280(G)(b)(2) of the Internal Revenue Code of 1986.

c.             Termination by Death or Disability.  If your employment is terminated as a result of your death, the Company will be obligated to pay your estate or beneficiaries (as the case may be) for services rendered by you for the Company through the date of your death.  If your employment is terminated as a result of your Disability, as defined below, the Company will be obligated to pay you for services rendered by you for the Company through the date of your termination.  In the event of termination of your employment due to death or Disability, you, your estate or your beneficiaries, as appropriate, will be entitled to the acceleration benefits set forth in Section 4.  The provisions of this Section 7(c) will not affect or change the rights or benefits to which you are otherwise entitled under the Company’s benefits plans or otherwise.

d.             Definitions.

For purposes of this letter, “good reason” means:

(i)	a reduction in your base salary without your prior written consent;
(ii)	a material reduction in your position, duties or responsibilities, without your prior written consent, unless such reduction is effected at the request of Mark R. Goldston;
(iii)	a change in your place of employment which is not within a 50-mile radius of the following address, without your prior written consent: 21301 Burbank Boulevard, Woodland Hills, CA 91367, or;
(iv)	any material breach by the Company of the terms of this letter which is not cured by the Company within 30 days following receipt of written notice thereof.

For purposes of this letter, “with cause” means your commission of any one or more of the following acts:

(i)	willfully damaging of the property, business, business relationships, reputation or goodwill of the Company or its subsidiaries;
(ii)	commission of a felony or a misdemeanor involving moral turpitude;
(iii)	theft, dishonesty, fraud or embezzlement;
(iv)	willfully violating any rules or regulations of any governmental or regulatory body that is or is reasonably expected to be injurious to the Company or its subsidiaries;
(v)	the use of alcohol, narcotics or other controlled substances to the extent that it prevents you from efficiently performing services for the Company or its subsidiaries;
(vi)	willfully injuring any other employee of the Company or its subsidiaries;
(vii)	willfully injuring any person in the course of performance of services for the Company or its subsidiaries;
(viii)	disclosing to a competitor or other unauthorized persons confidential or proprietary information or secrets of the Company or its subsidiaries;
(ix)	solicitation of business on behalf of a competitor or a potential competitor of the Company or its subsidiaries;

(x)

harassment of any other employee of the Company or its subsidiaries or the commission of any act which otherwise creates an offensive work environment for other employees of the Company or its subsidiaries;

(xi)

failure for any reason within five (5) days after receipt by you of written notice thereof from the Company, to correct, cease or otherwise alter any insubordination, failure to comply with instructions, inattention to or neglect of the duties to be performed by you or other act or omission to act that in the opinion of the Company does or may adversely affect the business or operations of the Company or its subsidiaries;

(xii)	breach of any material term of this letter; or
(xiii)	any other act or omission that is determined to constitute “cause” in the good faith discretion of the Board of Directors.

For purposes of this letter, “without cause” means any reason not within the scope of the definition of the term “with cause.”

For purposes of this letter, “Disability” means your inability to engage in any substantial gainful activity necessary to perform your duties as Chief Technology Officer by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve (12) months.

8.             Withholding Taxes.  All forms of compensation referred to in this letter are subject to reduction to reflect applicable withholding and payroll taxes.

9.             Noncompetition and Nonsolicitation Covenants.  From and after the Effective Date until one year after termination of your employment with the Company for any reason, you will not directly or indirectly solicit, attempt to solicit, interfere or attempt to interfere with the relationship of the Company or its subsidiaries with existing customers for the products or services of the Company or its subsidiaries, on your behalf or any other person or entity engaged in the design, development, manufacture, marketing or sale of a product or service which is in competition with the products or services of the Company or its subsidiaries; or directly or indirectly solicit any of the employees of the Company or its subsidiaries for the purpose of hiring them or inducing them to leave their employment with the Company or its subsidiaries, on your own behalf or on behalf of any other person or entity.  In addition, from and after the Effective Date until one year after termination of your employment with the Company for any reason, so long as you are receiving the Separation Payment, you will not, at any place in any county, city or other political subdivision of the United States in which the Company or its subsidiaries is engaged in business or providing its services:

a.             directly or indirectly design, develop, manufacture, market or sell any product or service which is in competition with the products or services of the Company or its subsidiaries; or

b.             directly or indirectly own any interest in, control, be employed by or associated with or render advisory, consulting or other services (including but not limited to services in research) to any person or entity, or subsidiary, subdivision, division or joint venture of such entity in connection with the design, development, manufacture, marketing or sale of a product or service which is in competition with the products or services of the Company or its subsidiaries; provided, however, that nothing in this letter will prohibit you from owning less than one percent (1%) of the equity interests of any publicly held entity.

10.           Entire Agreement.  This letter, together with the Proprietary Information and Inventions Agreement, any Company handbooks and policies in effect from time to time and the Company’s stock option plan, stock option agreement and restricted stock unit agreement, contains all of the terms of your employment with the Company and supersedes any prior understandings or agreements, whether oral or written, between you and the Company.  If any provision of this letter is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the parties’ intent.  To the extent any provision cannot be construed to be enforceable, such provision will be deemed to be eliminated from this letter and of no force or effect and the remainder of this letter will otherwise remain in full force and effect and be construed as if such portion had not been included in this letter.  This letter is not assignable by you.  This letter may be assigned by the Company to its subsidiaries or to successors in interest to the Company or its lines of business.

11.           Amendment and Governing Law.  This letter may not be amended or modified except by an express written agreement signed by you and the Company.  The terms of this letter and the resolution of any disputes will be governed by California law, and venue for any disputes will be in Los Angeles, California.

12.           Term.  This letter will expire on the two (2) year-anniversary of the Effective Date, except Sections 6, 9, 10, 11, and 12 will survive such expiration.  Following the expiration of this letter, your employment with the Company will continue to be “at will.”

We look forward to continuing our successful relationship.  You may indicate your agreement with these terms by signing and dating this letter.

If you have any questions, please call the undersigned.

Very truly yours,

UNITED ONLINE, INC.

By:	/s/ Mark R. Goldston
Name:	Mark R. Goldston
Title:	Chairman, President & Chief Executive Officer

I have read the foregoing and accept the terms set forth in this letter:

/s/ Gerald J. Popek
Gerald J. Popek

Dated:  August 1, 2005